NEWS RELEASE
FOR IMMEDIATE RELEASE
HOUSTON and LONDON, January 30, 2026
LyondellBasell Reports 2025 Earnings
•Net income (loss): $(738) million, $563 million excluding identified items1
•Diluted earnings (loss) per share: $(2.34) per share; $1.70 per share excluding identified items
•EBITDA: $1.1 billion, $2.5 billion excluding identified items
•Generated $2.3 billion of cash from operating activities with 95% cash conversion2
•Continued to navigate the cycle amid challenging market conditions by prioritizing operational excellence and achieving record safety performance while preserving strong liquidity
•Cash Improvement Plan outperformed $600 million goal for 2025 by $200 million; targeting an additional $500 million for a total of $1.3 billion by year-end 2026
•Divestment of four European assets on track for completion in the second quarter of 2026

LyondellBasell Industries (NYSE: LYB) today announced results for the fourth quarter and full year 2025. Comparisons with the prior quarter, fourth quarter 2024 and full year 2024 are available in the following table:
Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Sales and other operating revenues	$7,091	$7,727	$7,808	$30,153	$33,394
Net income (loss)	(140)	(890)	(603)	(738)	1,367
Diluted earnings (loss) per share	(0.45)	(2.77)	(1.87)	(2.34)	4.15
Weighted average diluted share count	322	322	325	322	326
EBITDA[1]	345	(480)	(399)	1,126	3,460

Excluding Identified Items1

Net income (loss) excluding identified items	$(79)	$330	$255	$563	$2,038
Diluted earnings (loss) per share excluding identified items	(0.26)	1.01	0.77	1.70	6.22
(Gain) loss on sale of business, pre-tax	—	6	9	6	(284)
Asset write-downs, pre-tax	17	1,202	1,065	1,251	1,065
Cash Improvement Plan costs, pre-tax	5	7	—	32	—
Site closure costs, pre-tax	36	—	—	153	—
European transaction costs, pre-tax	9	17	—	36	—
(Income) loss from discontinued operations, pre-tax	5	83	50	(61)	94
EBITDA excluding identified items	417	835	687	2,543	4,185

(1) See “Information Related to Financial Measures” for a discussion of the company’s use of non-GAAP financial measures and Tables 2-7 for reconciliations or calculations of these financial measures. “Identified items” include adjustments for lower of cost or market ("LCM"), gain or loss on sale of business, asset write-downs in excess of $10 million in aggregate for the period, Cash Improvement Plan costs, site closure costs, European transaction costs and discontinued operations.
(2) Cash conversion is net cash provided by operating activities divided by EBITDA excluding adjustments for LCM, gain or loss on sale of business and asset write-downs in excess of $10 million in aggregate for the period.

“During 2025 LyondellBasell continued to navigate the cycle while maintaining focus on our long-term strategy. Despite challenging markets, our Cash Improvement Plan achieved $800 million in 2025, well-above our $600 million target relative to our 2025 plan. With this momentum, we are increasing our cumulative target from $1.1 billion to $1.3 billion by the end of 2026 and expect to generate an additional $500 million of cash relative to 2025 actuals," said Peter Vanacker, LYB Chief Executive Officer, "Diligent work by our team allowed the company to close the year with $3.4 billion of cash and cash equivalents. We made significant progress in optimizing the LYB business portfolio and our ongoing commitment to operational excellence was reflected in record safety performance. These actions have positioned LyondellBasell to capture significant value once markets recover.”

FOURTH QUARTER 2025 RESULTS
The company reported a net loss for the fourth quarter 2025 of $140 million, or $0.45 per diluted share. During the quarter, the company recognized identified items of $61 million, net of tax. These items, which impacted earnings by $0.19 per diluted share, included non-cash asset write-downs, costs incurred for transactions, the Cash Improvement Plan and discontinued operations. Fourth quarter 2025 EBITDA was $345 million, or $417 million excluding identified items.

Fourth quarter margins declined across most businesses due to higher costs for NGL feedstocks and natural gas, increased maintenance activities and seasonally lower demand that restrained product prices. North American integrated polyethylene margins compressed due to higher feedstock costs. Polyethylene volumes declined due to maintenance and lower seasonal demand. In Europe, volumes and margins were also impacted by maintenance activities and seasonally lower demand. Oxyfuel margins fell, but outperformed typical fourth quarter seasonality due to industry outages earlier in the quarter.

FULL YEAR 2025 RESULTS
Full year 2025 net loss was $738 million, or $2.34 per diluted share. During the year, the company recognized identified items of $1,301 million, net of tax. These items, which impacted full year earnings by $4.04 per diluted share, included non-cash asset write-downs, costs incurred for transactions, the Cash Improvement Plan and discontinued operations. Full year 2025 EBITDA was $1.1 billion, or $2.5 billion excluding identified items.

In 2025, LYB generated $2.3 billion cash from operating activities, reinvested $1.9 billion in the business through capital expenditures, and returned $2.0 billion to shareholders through dividends and share repurchases. The company's capital allocation strategy is built on the foundation of an investment-grade balance sheet. At the end of 2025, LYB had $8.1 billion of available liquidity, including $3.4 billion of cash and cash equivalents.

Throughout 2025, petrochemical markets faced significant headwinds from global trade disruptions, falling oil prices and capacity additions which outpaced global demand growth. In North America, polyethylene chain margins fell due to trade issues, higher feedstock costs and a well-supplied market. In Europe, polymer margins declined throughout 2025 due to competition from imports, partially offset by lower feedstock costs. In oxyfuels, new octane capacity pressured margins through most of the summer driving season. Margins for oxyfuels improved later in the year with increased industry downtime. The Advanced Polymer Solutions segment delivered meaningful gains through margin improvement, portfolio optimization, and increased business win rates.

STRATEGY HIGHLIGHTS
“During an exceptionally challenging environment, we focused on safety, operational excellence and cash conversion to advance progress on our long-term goals. We moved forward on the three pillars of our strategy and made material progress toward optimizing our business portfolio. At the same time, we took actions to preserve value by shifting the timing of certain elements of our strategy, including limiting our investments in circularity and sustainability to markets with proven and resilient demand" said Vanacker.

The company plans to invest $1.2 billion in capital expenditures for 2026 with a focus on maintaining safe and reliable operations while continuing construction of MoReTec-1. When market conditions improve, LYB has an attractive pipeline of projects to grow long-term value. These projects include growing its low-cost propylene capacity with Flex-2, increasing chemical recycling capacity with MoReTec-2 in Houston and expanding cost-advantaged Middle East production. In addition, the benefits from completed projects in the Value Enhancement Program are expected to grow once sector margins recover.

OUTLOOK
Entering the first quarter, the company is managing continued volatility in feedstock and energy prices. In North America, tight year-end inventories, reduced supply due to winter storm Fern and stronger seasonal demand are supportive for polyethylene price increase initiatives in the market. In Europe, typical seasonal trends should lead to improved demand as the quarter unfolds. Oxyfuel profitability is expected to normalize following a volatile 2025 with typical seasonal margin improvements toward the end of the first quarter. LYB is aligning first quarter operating rates with global demand and plans to operate Olefins & Polyolefins Americas assets at approximately 85%, Olefins & Polyolefins EAI assets at approximately 75%, and Intermediates & Derivatives assets at approximately 85%.

LYB has increased the target for the Cash Improvement Plan from $1.1 billion to $1.3 billion by the end of 2026. An investment-grade balance sheet remains foundational to the company's capital allocation strategy. LYB will continue to prioritize investments in safety and reliability while evaluating cash returns to shareholders and growth investments in the context of cash generation.

CONFERENCE CALL
LYB will host a conference call January 30 at 11 a.m. EST. Participants on the call will include Chief Executive Officer Peter Vanacker, Executive Vice President and Chief Financial Officer Agustin Izquierdo, Executive Vice President of Global Olefins and Polyolefins Kim Foley, Executive Vice President of Intermediates and Derivatives Aaron Ledet, Executive Vice President of Advanced Polymer Solutions Torkel Rhenman and Head of Investor Relations David Kinney. For event access, the toll-free dial-in number is 1-877-407-8029, international dial-in number is 201-689-8029 or click the CallMe link. The slides and webcast that accompany the call will be available at investors.lyondellbasell.com/earnings. A replay of the call will be available from 1:00 p.m. EST January 30 until March 2. The replay toll-free dial-in numbers are 1-877-660-6853 and 201-612-7415. The access ID for each is 13746215.

ABOUT LYONDELLBASELL
We are LyondellBasell (NYSE: LYB) – a leader in the global chemical industry creating solutions for everyday sustainable living. Through advanced technology and focused investments, we are enabling a circular and low carbon economy. Across all we do, we aim to unlock value for our customers, investors and society. As one of the world's largest producers of polymers and a leader in polyolefin technologies, we develop, manufacture and market high-quality and innovative products for applications ranging from sustainable transportation and food safety to clean water and quality healthcare. For more information, please visit www.LyondellBasell.com or follow @LyondellBasell on LinkedIn.

FORWARD-LOOKING STATEMENTS
The statements in this release relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management of LyondellBasell which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. When used in this release, the words “believe,” “could,” “intend,” “may,” “should,” “will,” “expect,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results could differ materially based on factors including, but not limited to, market conditions, including the prolonged industry downturn, the business cyclicality of the chemical and polymers industries; industry production capacities, operating rates, and the pace of global capacity rationalizations; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; the supply/demand balances for our and our joint ventures’ products; the impacts of tariffs and trade disruptions; our ability to maintain our investment-grade credit balance sheet and execute our capital allocation strategy, including our ability to pay dividends; our ability to comply with debt covenants and repay our debt; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); our ability to manage costs; future financial and operating results; our ability to complete capital projects on time and on budget and successfully operate the asset; our ability to align our assets and grow and upgrade our core, including completing the sale of certain European assets; our ability to successfully implement initiatives identified pursuant to our Value Enhancement Program and generate anticipated earnings; our ability to reduce our fixed costs, working capital and capital expenditures and increase cash flow; legal and environmental proceedings; tax rulings and related consequences or proceedings; technological developments, and our ability to develop new products and process technologies; our ability to meet our sustainability goals, including the ability to operate safely, increase production of recycled and renewable-based polymers, and reduce our emissions and achieve net zero emissions by the time set in our goals; our ability to procure energy from renewable sources; our ability to build a profitable Circular & Low Carbon Solutions business; our ability to improve the business performance of our Advanced Polymers Solutions segment and its ability to secure new customers; potential governmental regulatory actions; political unrest and terrorist acts; and risks and uncertainties posed by international operations, including foreign currency fluctuations. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2024, which can be found at www.LyondellBasell.com on the Investors page and on the Securities and Exchange Commission’s website at www.sec.gov. There is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management of LyondellBasell at the time the statements are made. LyondellBasell does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, except as required by law.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA, and EBITDA, net income and diluted EPS exclusive of identified items provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We calculate EBITDA as net income (loss) plus interest expense (net), provision for (benefit from) income taxes, and depreciation and amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We also present EBITDA, net income and diluted EPS exclusive of identified items. Identified items include adjustments for lower of cost or market (“LCM”), gain or loss on sale of business, asset write-downs in excess of $10 million in aggregate for the period, Cash Improvement Plan costs, site closure costs, European transaction costs and discontinued operations. Asset write-downs include impairments of goodwill, impairments of long-lived assets, a write-down of a related party loan receivable and a fourth quarter 2024 deferred tax valuation allowance for one of our Chinese joint ventures recognized in Income (loss) from equity investments. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods, within the same fiscal year as the charge, as market prices recover. A gain or loss on sale of a business is calculated as the consideration received from the sale less its carrying value. We evaluate property, plant and equipment and definite-lived intangible assets whenever impairment indicators are present. If it is determined that an asset or asset group’s undiscounted future cash flows will not be sufficient to recover the carrying amount, an impairment charge is recognized to write the asset down to its estimated fair value. Goodwill is tested for impairment annually in the fourth quarter or whenever events or changes in circumstances indicate that the fair value of a reporting unit with goodwill is below its carrying amount. If it is determined that the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge is recognized. We assess our equity investments for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. If the decline in value is considered to be other than temporary the investment is written down to its estimated fair value. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In June 2025, we announced plans to sell select olefins and polyolefins assets and the associated business in Europe, resulting in selling expenses, separation costs and employee-related charges (collectively referred to as "European transaction costs"). In April 2025, the company announced the Cash Improvement Plan, focused on strengthening financial performance, which resulted in employee-related charges across all segments. In March 2025, we announced the permanent closure of our Dutch PO joint venture asset, resulting in the recognition of shutdown-related charges in our I&D segment. Additionally, in December 2025, we recognized shutdown and employee-related charges related to sites in our APS and O&P-EAI segments. In February 2025, we ceased business operations at our Houston refinery. Accordingly, our refining business, previously disclosed as the Refining segment, is reported as a discontinued operation.

Cash conversion is a measure commonly used by investors to evaluate liquidity. Cash conversion means net cash provided by operating activities divided by EBITDA excluding LCM, gain or loss on sale of business and asset write-downs in excess of $10 million in aggregate for the period. We believe cash conversion is an important financial metric as it helps management and other parties determine how efficiently the company is converting earnings into cash.

These non-GAAP financial measures as presented herein, may not be comparable to similarly titled measures reported by other companies due to differences in the way the measures are calculated. In addition, we include calculations for certain other financial measures to facilitate understanding. This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change.

LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

Additional operating and financial information may be found on our website at investors.lyondellbasell.com.

###
Source: LyondellBasell Industries

Investor Contact: David Kinney +1 713-309-7141
Media Contact: Nick Facchin +1 713-309-4791

Table 2 - Reconciliations of Net Income (Loss) to Net Income (Loss) Excluding Identified Items and to EBITDA Including and Excluding Identified Items

	Three Months Ended			Year Ended
Millions of U.S. dollars	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net income (loss)	$(140)	$(890)	$(603)	$(738)	$1,367
Identified items
less: (Gain) loss on sale of business, pre-tax(a)	—	6	9	6	(284)
add: Asset write-downs, pre-tax(b)	17	1,202	1,065	1,251	1,065
add: Cash Improvement Plan costs, pre-tax(c)	5	7	—	32	—
add: Site closure costs, pre-tax(d)	36	—	—	153	—
add: European transaction costs, pre-tax(e)	9	17	—	36	—
less: (Income) loss from discontinued operations, pre-tax(f)	5	83	50	(61)	94
add: Benefit from income taxes related to identified items	(11)	(95)	(266)	(116)	(204)
Net income (loss) excluding identified items	$(79)	$330	$255	$563	$2,038

Net income (loss)	$(140)	$(890)	$(603)	$(738)	$1,367
Provision for (benefit from) income taxes	(7)	(49)	(265)	84	240
Depreciation and amortization	385	350	389	1,390	1,522
Interest expense, net	107	109	80	390	331
EBITDA	345	(480)	(399)	1,126	3,460
Identified items
less: (Gain) loss on sale of business(a)	—	6	9	6	(284)
add: Asset write-downs(b)	17	1,202	1,065	1,251	1,065
add: Cash Improvement Plan costs(c)	5	7	—	32	—
add: Site closure costs(d)	36	—	—	153	—
add: European transaction costs(e)	9	17	—	36	—
less: EBITDA from discontinued operations(f)	5	83	12	(61)	(56)
EBITDA excluding identified items	$417	$835	$687	$2,543	$4,185

(a) In 2024, we sold our U.S. Gulf Coast-based Ethylene Oxide and Derivatives ("EO&D") business, resulting in the recognition of a gain, including fourth quarter post close adjustments, in our Intermediates & Derivatives ("I&D") segment. In September 2025, we sold our U.S. specialty powders business, resulting in the recognition of a loss in our Advanced Polymer Solutions ("APS") segment.
(b) Includes asset write-downs in excess of $10 million in aggregate for the period. For the year ended December 31, 2024, we recognized non-cash asset write-downs of $1,065 million, which included a non-cash impairment charge of $837 million related to European assets under strategic review in our Olefins & Polyolefins – Europe, Asia, International ("O&P-EAI") segment, non-cash impairment charges and the recognition of a deferred tax valuation allowance of $52 million and $121 million, respectively, related to a Chinese equity investment in our O&P-EAI segment, and a non-cash impairment charge of $55 million related to our specialty powders business in our APS segment. For the year ended December 31, 2025, we recognized non-cash asset write-downs of $1,251 million, which included non-cash goodwill impairment charges of $400 million in our O&P-EAI segment and $572 million in our APS segment, non-cash impairment charges of $111 million for intangible assets and $99 million for property, plant and equipment in our APS segment, and non-cash impairment charges of $56 million for property, plant and equipment related to the European assets classified as held for sale within our O&P-EAI segment.
(c) In April 2025, the company announced the Cash Improvement Plan, focused on strengthening financial performance, which resulted in employee-related charges across all segments.
(d) In March 2025, we announced the permanent closure of our Dutch PO joint venture asset, resulting in shutdown-related charges of $126 million in our I&D segment. Additionally, in December 2025, we recognized shutdown and employee-related charges of $20 million and $7 million related to sites in our APS and O&P-EAI segments, respectively.
(e) In June 2025, we announced plans to sell select olefins and polyolefins assets and the associated business in Europe, resulting in selling expenses, separation costs and employee-related charges in our O&P-EAI segment.
(f) In February 2025, we ceased business operations at our Houston refinery. Accordingly, our refining business, previously disclosed as the Refining segment, is reported as a discontinued operation. The related operating results of our refining business are reported as discontinued operations for all periods presented.

Table 3 - Reconciliation of Diluted EPS to Diluted EPS Excluding Identified Items

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Diluted earnings (loss) per share	$(0.45)	$(2.77)	$(1.87)	$(2.34)	$4.15
Identified items
less: (Gain) loss on sale of business	—	0.02	0.02	0.02	(0.66)
add: Asset write-downs(a)	0.04	3.51	2.50	3.62	2.49
add: Cash Improvement Plan costs	0.02	0.01	—	0.08	—
add: Site closure costs	0.08	—	—	0.35	—
add: European transaction costs	0.03	0.05	—	0.11	—
less: (Income) loss from discontinued operations	0.02	0.19	0.12	(0.14)	0.24
Diluted earnings (loss) per share excluding identified items	$(0.26)	$1.01	$0.77	$1.70	$6.22

(a) Includes asset write-downs in excess of $10 million in aggregate for the period.

Table 4 - Reconciliation of Net Cash Provided by Operating Activities to EBITDA Including and Excluding LCM, Gain or Loss on Sale of Business and Asset Write-Downs

Year Ended
Millions of U.S. dollars	December 31, 2025
Net cash provided by operating activities	$2,262
Adjustments:
Depreciation and amortization	(1,390)
Impairments	(1,251)
Amortization of debt-related costs	(11)
Share-based compensation	(91)
Equity loss, net of distributions of earnings	(104)
Deferred income tax benefit	156
Loss on sale of business	(6)
Gain on sale of assets	112
Changes in assets and liabilities that (provided) used cash:
Accounts receivable	(687)
Inventories	(945)
Accounts payable	768
Other, net	449
Net loss	(738)
Provision for income taxes	84
Depreciation and amortization	1,390
Interest expense, net	390
EBITDA	1,126
add: LCM charges	—
less: Loss on sale of business(a)	6
add: Asset write-downs(b)	1,251
EBITDA excluding LCM, gain or loss on sale of business and asset write-downs	$2,383

(a) In September 2025, we sold our U.S. specialty powders business, resulting in the recognition of a loss in our APS segment.
(b) Includes asset write-downs in excess of $10 million in aggregate for the period.

Table 5 - Calculation of Cash Conversion

Year Ended
Millions of U.S. dollars	December 31, 2025
Net cash provided by operating activities	$2,262
divided by:
EBITDA excluding LCM, gain or loss on sale of business and asset write-downs(a)	$2,383
Cash conversion	95%

(a) See Table 4 for a reconciliation of net cash provided by operating activities to EBITDA including and excluding LCM, gain or loss on sale of business and asset write-downs in excess of $10 million in aggregate for the period.

Table 6 - Calculation of Cash and Liquid Investments and Total Liquidity

Millions of U.S. dollars	December 31, 2025
Cash and cash equivalents and restricted cash	$3,449
Short-term investments	—
Cash and liquid investments	3,449
add:
Availability under Senior Revolving Credit Facility	3,750
Availability under U.S. Receivables Facility	900
Total liquidity	$8,099

Table 7 - Calculation of Dividends and Share Repurchases

Year Ended
Millions of U.S. dollars	December 31, 2025
Dividends paid - common stock	$1,764
Repurchase of Company ordinary shares	201
Dividends and share repurchases	$1,965